Exhibit 10.1

May 21, 2008

Dear Greg,

First, we relish the opportunity to offer you employment with AeroGrow International.  You made it through every gauntlet  (interview) we could throw at you -- with grace, business acumen, and emotional intelligence. The entire senior team joins me in knowing that you can make a profound impact on the success of AeroGrow. We are pleased to offer you the position of Chief Financial Officer.  This position reports to me.

Starting Date:  Friday, May 23, 2008 at 8 AM

Compensation:

•	The base salary is $200,000. per year.
•	Annual cash performance bonus is 1.5% EBITDA
•	Stock options: 150,000 total stock options to be granted 30,000 on Jun 1, 2008, the next 60,000 on Jul 1, 20008 and the final 60,000 on Oct 1, 2008, and vesting in the following accelerated schedule:
o	30,000 options on June 1, 2008
o	30,000 options on Dec 1, 2008
o	30,000 options on June 1, 2009
o	30,000 options on Dec 1, 2009
o	30,000 options on June 1, 2010
•	Severance: 12 months’ salary continuation, benefits, and prorated bonus if terminated without cause.

Benefits:

•	Benefits: You are eligible for the full executive benefits for a senior team member immediately.

•	Paid Time Off (Vacation): As an exception to our current policy of one week’s paid time off, you will be granted four weeks paid time off, for the first year..

•	Car allowance: you will receive $750/month as a car allowance

And here is the necessary fine print:

•	Your employment with AeroGrow International is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

•
You acknowledge that this offer letter, (along with the final form of any referenced documents), represents the entire agreement between you and AeroGrow and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon AeroGrow International, Inc.

•	This offer is contingent upon positive results of your background, reference and credit checks.

Greg, please review these terms offered for your acceptance, and assuming no further questions, please print and sign a copy of this offer, and send a pdf  on Wed May 21 to frederic@aerogrow.com.

Sincerely,

Jerry Perkins, CEO